Bacterin International Holdings, Inc. Reports Third Quarter 2010
Financial Results

Bacterin delivers over 200% year-over-year and 31% quarter-over-quarter third quarter revenue growth

BELGRADE, MT, November 15, 2010 – Bacterin International Holdings, Inc. (“Bacterin” or the “Company”) (OTCBB: BIHI), a developer of anti-infective coatings for medical applications and revolutionary bone graft material, today reported financial results for its third quarter ended September 30, 2010.  On July 1, 2010, as a result of the reverse merger transaction reported in the Company’s Form 8-K dated June 30, 2010, Bacterin began trading as a public entity under the symbol BIHI.OB.  During the third quarter, the Company completed a second and final closing on a private placement funding totaling $9.3 million, materially increased its direct and indirect biologics sales force, launched marketing and sales initiative into the 6,000 medical facilities covered under the Broadlane® (a general purchasing organization) agreement, and received FDA approval to market its second coatings device (an antimicrobial needleless IV connector).   Subsequent to third quarter end, Bacterin announced within its biologics division the launch of its third scaffold addressing dermal repair and within the company’s coatings division a $237,000 grant was awarded from the Federal Government for its antimicrobial orthopedic surgical fixation devices.

Bacterin reported third quarter 2010 revenues of $4.2 million, a 203 percent increase from the prior year’s third quarter revenues of $1.4 million and a 31 percent increase compared to revenues of $3.2 million in the second quarter of 2010.  The Company’s revenue growth acceleration reflected the impact of the implementation of a direct sales force effort, which commenced in July 2009.  As of September 30, 2010, the Company’s sales force totaled 35 biologics sales representatives, which has grown from 21 as of June 30, 2010.   During October 2010, Bacterin further increased its sales force and achieved its 2010 goal of hiring 52 sales representatives.  The Company anticipates continued revenue growth acceleration as both its expanding direct and indirect sales efforts impact the market.

The Company reported a net loss of $(9.0) million or $(0.26) per basic share for the third quarter of 2010, which included a non cash warrant derivative liability charge of $6.7 million due to the strong appreciation in the stock price to $7.45 during the quarter. This compares to $(1.9) million or $(0.09) per basic share for the third quarter 2009 and a net loss of $(2.0) million or $(0.07) per basic share for the second quarter 2010.  During the final month of third quarter 2010, Bacterin achieved EBITDA breakeven.  The Company expects to be EBITDA profitable for the fourth quarter of 2010 going forward.

For the three months ended September 30, 2010, Bacterin’s gross profit on revenue totaled $3.5 million, yielding a gross margin of 83 percent, compared to 30 percent for the three months ended September 30, 2009 and 84 percent for the second quarter of 2010.  The material year over year gross margin increase was due to a one time inventory adjustment of approximately $669,000 which resulted in an increase in cost of tissue sales recorded in the third quarter of 2009.   Given the company’s current mix of business, Bacterin expects gross margins over 80 percent for the foreseeable future.

Operating expenses during the third quarter of 2010 totaled $5.6 million, an increase of approximately $3.4 million (159%) over the third quarter of 2009 and an increase of approximately $1.6 million (41%) over the second quarter of 2010.  A significant portion of the expense increase, approximately $2.0 million year-over-year and $636,000 quarter-over-quarter, was attributed to costs associated with the implementation of a direct sales force.  General and administrative costs also increased approximately $672,000 year-over-year and $200,000 quarter-over-quarter due to an increase in salaries and wages and legal, professional fees and insurance expense associated with being a public company.  In addition, stock options/restricted stock compensation expense which consists of non-cash expense associated with granting stock options to employees and restricted stock to consultants increased during the third quarter by $808,000 over the prior year third quarter and by $769,000 as compared to the second quarter 2010, due largely to restricted stock awards to consultants during the third quarter 2010.  While Bacterin anticipates a continued increase in operating expenses going forward, the Company believes it will be able to leverage its corporate expenses and deliver increased profitability as revenues continue to rise.

The Company generated interest expense in the third quarter of $160,000 compared to $136,000 in the third quarter of 2009 and $782,000 in the second quarter of 2010.  The shift in quarterly interest expense is attributed to the creation and subsequent conversion of short term convertible debt instruments.

For the nine months ended September 30, 2010, Bacterin reported revenues of $10.1 million, a 95 percent increase compared to the same period in 2009.  The increase of $4.9 million was largely the result of transitioning the sales model in the second half of 2009 from a distributorship model with a limited direct sales force to a direct sales force model. Net loss totaled $(12.7) million or $(0.42) per basic share, which included approximately $1.1 million in nonrecurring costs associated with the reverse merger and concurrent capital raise as well as $6.8 million of a non cash warrant derivative liability charge due to the strong rise in the company’s stock price since becoming a public traded entity on July 1, 2010.  This net loss is compared to $(2.5) million or $(0.10) per basic share for the same period in 2009.

At September 30, 2010, the Company reported cash and equivalents balance of $572,000, accounts receivable of $2.6 million and an inventory balance of $7.0 million.    At September 30, 2010 the Company had convertible notes payable of approximately $400,000, a decrease of $1.45 million from the prior second quarter 2010.   As of September 30, 2010, Bacterin had approximately 35.9 million shares of common stock outstanding and fully diluted shares of 48.4 million (inclusive of all options, warrants and convertible debt).

“After multiple years of product development and testing, we began preparing the business to capitalize on our core markets, as well as the active marketing of our product in 2009.  In particular, we diversified our supply of donor tissue, expanded our production capabilities, developed the infrastructure of what we believe will grow into a formidable sales force, refined the message to our market and started gathering proof points on how to scale our revenue in these markets.  During 2010, these efforts have produced sequential increasing record revenue quarters and sustainable gross margins above 80 percent with prospects of future revenue growth acceleration and profitability as we exit this current calendar year.  We anticipate further growth opportunities during 2011 as we begin to market and sell our new dermal scaffold and announce progress on our products that address subchondral bone repair,” commented Guy Cook, the Company’s President and CEO.

Conference Call Details:

Date/Time:	Monday, November 15, 2010—10:00 a.m. (ET)

Telephone Number:	888-713-4217

International Dial-In Number:	617-213-4869

Participant Pass code:	65563395

Internet Access:	www.bacterin.com or www.earnings.com

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. Participants may pre-register for the call at -https://cossprereg.btci.com/prereg/key.process?key=P4A4WLKLH

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the conference call in its entirety will be available approximately one hour after its completion by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 21194807 and on the Internet at www.earnings.com.

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com

or

John Gandolfo
Chief Financial Officer
Bacterin International Holdings, Inc.
406-388-0480
Jgandolfo@bacterin.com

About Bacterin International Holdings, Inc.
Bacterin International Holdings, Inc. (“the “Company” or “Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain with a facet joint stabilization, promotion of bone growth in foot and ankle surgery, promotion of skull healing following neurosurgery and cartilage regeneration in knee and other joint surgeries.

Bacterin’s Medical Device division develops anti-microbial coatings based upon proprietary coating technologies. Bacterin develops, employs, and licenses bioactive coatings for various medical device applications.  Bacterin’s strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination on medical devices drug delivery, local (as opposed to systemic) pain management, and anti-thrombotic factors for medical device applications.  Headquartered in Belgrade, Montana, Bacterin operates a 32,000 square foot., state-of-the-art, fully compliant and FDA registered facility, equipped with five "Class 100" clean rooms.  For further information please visit www.bacterin.com

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to, statements about the Company’s earnings release and its expectations based on the results of third quarter of 2010, including reductions in expenses and increases in revenues due to among other things, the anticipated growth of its sales force. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

*** Financial Statements Follow ***

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$571,844	$54,155
Accounts receivable, net of allowance of $122,949 and $81,803, respectively	2,560,692	1,314,418
Notes receivable - trade	518,905	270,565
Inventories, net	6,971,792	5,000,713
Prepaid and other current assets	221,567	30,000
	10,844,800	6,669,851
Property & equipment, net	3,117,439	3,248,096
Intangible assets, net	541,417	554,268
Notes receivable – related party	82,255	-
Other assets	15,585	13,675
Total Assets	$14,601,496	$10,485,890
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	1,749,938	1,403,950
Accrued liabilities	1,052,972	463,630
Other current liabilities	315,000	-
Warrant derivative liability	7,429,968	75,231
Notes payable	956,978	1,126,693
Notes payable to stockholders	162,397	183,461
Current portion of capital lease obligations	35,780	85,071
Convertible notes payable, net of debt discount as of June 30, 2010 and $890,000 net of debt discount of $69,214 as of December 31, 2009)	393,834	820,787
Current portion of long-term debt	1,097,525	1,202,574
Long-term Liabilities:
Capital lease obligation, less current portion	-	27,074
Long-term debt, less current portion	292,800	412,545
Total Liabilities	13,487,192	5,801,016
Stockholders' Equity
Preferred stock, $.0001 par value; 15,000,000 shares authorized; No shares issued and outstanding		-
Common stock, $0.000001 par value; 135,000,000 shares authorized; 35,903,864
Issued shares and 35,900,160 outstanding shares on September 30, 2010 and 28,211,562
Issued shares and 28,152,665 outstanding shares on December 31, 2009	36	28
Additional paid-in capital	31,538,987	22,238,747
Treasury stock, 58,897 shares on December 31, 2009 and 3,704 shares on September 30, 2010	(212,036)	(76,566)
Retained deficit	(30,212,683)	(17,477,335)
Total Stockholders’ Equity	1,114,304	4,684,874

	$14,601,496	$10,485,890

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three		Nine
	Months Ended September 30,		Months Ended September 30,
	2010	2009	2010	2009
Revenue
Tissue sales	$4,045,347	$1,356,842	$9,936,095	$4,995,682
Royalties and other	146,639	25,975	193,424	207,554
Total Revenue	4,191,986	1,382,817	10,129,519	5,203,236

Cost of tissue sales	711,173	973,436	1,832,967	1,631,555
Gross Profit	3,480,813	409,381	8,296,552	3,571,681

Operating Expenses
General and administrative	2,141,028	1,468,936	5,741,315	3,705,892
Sales and marketing	2,320,446	366,827	5,465,431	1,120,996
Depreciation	152,994	166,964	457,156	495,218
Stock Options/Restricted stock Compensation expense	951,442	143,121	1,227,871	446,960
Total Operating Expenses	5,565,910	2,145,848	12,891,773	5,769,066

Loss from Operations	(2,085,097)	(1,736,467)	(4,595,221)	(2,197,385)

Other Income (Expense)
Interest income (expense)	(160,289)	(135,715)	(680,418)	(337,303)
Change in warrant derivative liability	(6,731,857)	-	(6,826,533)	-
Other income/expense	(65,984)	-	(633,176)	11,298

Total Other Income (Expense)	(6,958,130)	(135,715)	(8,140,127)	(326,005)
Net Loss Before Benefit(Provision) for Income Taxes	(9,043,227)	(1,872,182)	(12,735,348)	(2,523,390)

Benefit (Provision) for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-
Net Loss	$(9,043,227)	$(1,872,182)	$(12,735,348)	$(2,523,390)
Net loss per share:
Basic	$(0.26)	$(0.09)	$(0.42)	$(0.10)

Shares used in the computation:
Basic	35,398,628	21,868,980	30,658,229	26,247,360